Exhibit 99.4

January 2, 2015

Board of Directors
Aviv REIT, Inc.
303 W. Madison Street, Suite 2400
Chicago, IL 60606

Re:	Initially Filed Registration Statement on Form S-4 of Omega Healthcare Investors, Inc. (File No. _______________), filed January 2, 2015 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 31, 2014 (the “Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Omega Healthcare Investors, Inc. (“OHI”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Aviv REIT, Inc. (the “Company”) of the Exchange Ratio (as defined in the Opinion Letter) to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of October 31, 2014, by and among OHI, Omega Healthcare Properties Holdco, Inc. (“Merger Sub”), a wholly owned subsidiary of OHI, OHI Healthcare Properties Limited Partnership, L.P., the sole general partner of which is OHI and the sole limited partner of which is Merger Sub, the Company, and Aviv Healthcare Properties Limited Partnership.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Aviv’s Financial Advisor Regarding the Merger,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—Aviv’s Reasons for the Merger; Recommendation by the Aviv Board of Directors” and “The Merger—Opinion of Aviv’s Financing Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN,SACHS & CO.)